Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

Next.e.GO B.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offer Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, nominal or par value €0.12 per share	457(f)(1)	2,542,500	(2)	$11.00	(3)	$27,967,500	(3)	$110.20 per million	$3,082.02	(4)

Fees Previously Paid	Equity	Ordinary shares, nominal or par value €0.12 per share	457(f)(1)	10,076,340	(5)	$11.00	(6)	$110,839,740	(6)	$110.20 per million	$12,214.54	(4)
	Total Offering Amounts							$138,807,240			$15,296.56
	Total Fees Previously Paid										$12,214.54
	Total Fee Offsets										$3,082.04
	Net Fee Due										–

(1)	All securities being registered will be issued by Next.e.GO B.V., a Dutch private limited liability company (“TopCo”). In connection with the business combination (the “Business Combination”) described in this Registration Statement on Form F-4 (the “Registration Statement”) and the proxy statement/prospectus included herein, TopCo will issue to the holders of Next.e.GO Mobile SE’s (“e.GO’s”) equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) newly issued ordinary shares, par value €0.12 per share, of TopCo (the “TopCo Shares”) in exchange for the contributions by the e.GO Shareholders of all paid up no-par value shares of e.GO and the convertible loans held by the Lenders, and Athena Consumer Acquisition Corp., a publicly traded Delaware corporation (“Athena”), will merge (the “Merger”) with and into Time is Now Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TopCo (“Merger Sub”), with Athena surviving the merger, becoming a direct, wholly-owned subsidiary of TopCo. Upon the closing of the Business Combination, the name of the TopCo is expected to change to Next.e.GO N.V.

(2)	Represents 2,542,500 TopCo Shares to be issued to the public warrant holders and private placement warrant holders of Athena following the cancellation and exchange of each outstanding warrant to purchase a share of Athena Class A Common Stock (the “Athena Warrants”) for 0.175 TopCo Shares (“Warrant Exchange”).

(3)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $11.00 (the average of the high ($11.00) and low ($11.00) prices of the shares of Athena Class A Common Stock on the NYSE American on September 1, 2023, a date within five business days prior to the initial filing of this Registration Statement) multiplied by (ii) 2,012,500 TopCo Shares issuable in connection with the Business Combination.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001102.

(5)	Represents TopCo Shares to be issued upon completion of the Business Combination, and includes (a) 966,340 TopCo Shares to be issued to holders of Class A Common Stock of Athena, and (b) 9,110,000 TopCo Shares to be issued to Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company. A fee of $2,395.66 was previously paid in respect of 2,048,936 TopCo Shares to be issued to holders of Class A Common Stock of Athena. As a result of redemptions of Class A Common Stock of Athena, only 966,340 of such 2,048,936 Class A Common Stock of Athena remain issued and outstanding. Accordingly, only 966,340 TopCo Shares will be issued to holders of Class A Common Stock of Athena upon completion of the Business Combination and the remaining 1,082,596 TopCo Shares will no longer be registered by this Registration Statement. $1,171.40 of the previously paid fee is being applied to the 966,340 TopCo Shares that will be registered by this Registration Statement, and the remaining $1,224.26 may be used to offset future filing fees in accordance with Rule 457(b) of the Securities Act. A fee of $12,534.06 was previously paid in respect of 10,720,000 TopCo Shares to be issued to Athena Consumer Acquisition Sponsor LLC. As a result of the third amendment to the business combination agreement by and among Athena, e.GO, TopCo and Merger Sub, only 9,110,000 TopCo Shares will be issued to Athena Consumer Acquisition Sponsor LLC and the remaining 1,610,000 TopCo Shares will no longer be registered by this Registration Statement. $11,043.14 of the previously paid fee is being applied to the 9,110,000 TopCo Shares that will be registered by this Registration Statement, and the remaining $1,490.92 may be used to offset future filing fees in accordance with Rule 457(b) of the Securities Act. In addition, a fee of $92,391.46 was previously paid in respect of 79,019,608 TopCo Shares to be issued to the e.GO Shareholders and Lenders. However, based on the undertakings signed by the e.GO Shareholders and Lenders, this transaction was commenced privately and, accordingly, is being completed privately. Accordingly, the fee of $92,391.46 may be used to offset future filing fees in accordance with Rule 457(b) of the Securities Act.

(6)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $11.00 (the average of the high ($11.00) and low ($11.00) prices of the shares of Athena Class A Common Stock on the NYSE American on September 1, 2023, a date within five business days prior to the filing of this Registration Statement) multiplied by (ii) 10,076,340 TopCo Shares issuable in connection with the Business Combination.

(7)	A fee of $14,675.33 was previously paid in respect of 11,500,000 TopCo Shares that could have been issued to holders of warrants of TopCo, each whole warrant entitling the holder to purchase one TopCo Share (“TopCo Warrants”); these warrants were to be issued to holders of Athena Warrants in connection with the Business Combination. As a result of the Warrant Exchange, TopCo will no longer issue these TopCo Warrants and, accordingly, the 11,500,000 TopCo Shares underlying these TopCo Warrants will no longer be registered by this Registration Statement. As a result, the fee of $14,675.33, together with the aggregate fee offset of $95,106.34 discussed in note 5 above, may be used to offset future filing fees in accordance with Rule 457(b) under the Securities Act, including in respect of additional TopCo Shares registered by this Registration Statement. $3,082.02 is used to offset fees payable for the registration of 2,542,500 TopCo Shares discussed in note 2 above. Accordingly, after effectiveness of the registration statement, $106,699.96 represents the net amount of fees already paid that may be used to offset future filing fees in accordance with Rule 457(b) of the Securities Act.